Exhibit 99.4
                            FSB FINANCIAL CORPORATION
                                 102 MAIN STREET
                            FRANCISCO, INDIANA 47659


                                                     May ___, 1998

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of FSB Financial Corporation ("FSB"), to be held at the Princeton branch of FSB Bank located at 231 West Broadway, Princeton, Indiana, on ____________, 1998, at _______ [a.m./p.m.], local time.

         The purpose of the meeting is to consider and vote upon adoption of the Agreement and Plan of Reorganization and the related Plan of Merger under which FSB will merge with a wholly owned subsidiary of German American Bancorp ("German American"). If the proposed merger is consummated, shares of FSB Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

         Your Board of Directors believes that the proposed merger is in the best interests of FSB and its shareholders and has unanimously approved the proposed merger. Attached are a notice of the meeting and a Prospectus/Proxy Statement containing information about the proposed merger and German American. Whether you plan to attend the meeting, please mark, sign, date, and promptly return the enclosed proxy card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED MERGER.

                                                              Very truly yours,



                                                               Glenn Young
                                                                       President


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